Exhibit 3.2

FILED

SECRETARY OF STATE

JUN 26 2006

STATE OF WASHINGTON

ARTICLES OF MERGER

of

Tuscany Minerals, Ltd. (Washington corporation) and Tuscany Minerals, Ltd. (Nevada corporation)

into

Tuscany Minerals, Ltd. (Washington corporation)

Pursuant to the provisions of the Washington Business Corporation Act, the undersigned corporations adopt the following articles of merger:

1. The plan of merger is as follows:

Tuscany Minerals, Ltd. (Washington corporation) will merge with Tuscany Minerals, Ltd. (Nevada corporation) to form Tuscany Minerals, Ltd. (Washington corporation) (the “Surviving Corporation”). Each one share of Tuscany Minerals, Ltd. (Nevada corporation) common stock, with a par value of $0.001, issued and outstanding shall become one share of common stock, with a par value of $0.001 per share of the Surviving Corporation. The Articles of Incorporation of Tuscany Minerals, Ltd. (Washington corporation) shall constitute the Articles of Incorporation of the Surviving Corporation.

The Bylaws of Tuscany Minerals, Ltd. (Washington corporation) shall be the Bylaws of the Surviving Corporation.

The directors of Tuscany Minerals, Ltd. (Nevada corporation) shall be the directors of the Surviving Corporation.

2. If shareholder approval was not required, make a statement to that effect.

Shareholder approval is required

3. As to those corporations in which shareholder approval was required, state the following:

The merger was duly approved by the shareholders pursuant to RCW 23B.11.030.

4. Any other provision permitted or required by law are:

None

Date: June 23, 2006	TUSCANY MINERALS, LTD. (Washington corporation) By /s/ J. Stephen Barley President

Date: June 23, 2006	TUSCANY MINERALS, LTD. (Nevada corporation) By /s/ J. Stephen Barley President